Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

FIRST AMENDMENT dated as of December 23, 2004, to the Agreement and Plan of Merger (the “Agreement”) dated as of November 3, 2004, among Argosy Gaming Company, a Delaware corporation (the “Company”), Penn National Gaming, Inc., a Pennsylvania corporation (“Parent”) and Thoroughbred Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (collectively with the Company and Parent, the “Parties”).

WITNESSETH:

WHEREAS, the Parties, pursuant to Section 8.7 of the Agreement, desire to amend the Agreement to reflect the changes set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Capitalization.   (a) Section 3.2(a) of the Agreement is hereby amended by deleting the reference to “1,324,549” therein and inserting “1,339,549” in lieu thereof.

(b) The “Option Schedule” included in Section 3.2 of the Company Disclosure Schedule is hereby deleted and replaced in its entirety with the “Option Schedule” attached hereto.

Section 2. Employee Matters.   Section 6.9(f) of the Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Parent and the Surviving Corporation will cause to be paid to any individual who is an employee of the Company as of the Effective Time, to the extent not previously paid, (i) such individual’s full bonus under the Company’s Management Bonus Plan for the preceding fiscal year (such bonus to be paid as promptly as practicable following the Effective Time) and (ii) a pro rata portion (as of the Effective Time) of such individual’s bonus under the Company’s Management Bonus Plan for such fiscal year in which the Closing occurs (such pro rata bonus to be paid as promptly as possible following the Effective Time).”

Section 3. Termination Amount.   Section 8.6(b) of the Agreement is hereby amended by deleting the reference to “$49,500,000” therein and inserting “$41,500,000” in lieu thereof.

Section 4. Effect of Amendment.   This First Amendment shall not constitute an amendment or modification of any provision of, or schedule to, the Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions and schedules of the Agreement are and shall remain in full force and effect.

Section 5. Governing Law.   This First Amendment and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to its conflict of laws rules.

Section 6. References.   Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Agreement. Each reference to “hereof’, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall refer to the Agreement as amended hereby.

Section 7. Counterparts.   This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the day and year first above written.

ARGOSY GAMING COMPANY
By:
Name:
Title:
PENN NATIONAL GAMING, INC.
By:
Name:
Title:
THOROUGHBRED ACQUISITION CORP.
By:
Name:
Title: